Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Porter LeVay & Rose (US)	Bankside Consultants (UK)
Michael Porter	Steve Liebmann or Susan Scott
212-564-4700	+44 20-7367-8888

UTEK CORPORATION REPORTS FINANCIAL RESULTS

FOR QUARTER AND HALF YEAR ENDED JUNE 30, 2005

Second Quarter 2005 Highlights

•	Income from Operations (Revenue) increased to $2.5 million at June 30, 2005 vs. $1.9 million at June 30, 2004 a 32% Increase

•	Net Assets Increased to $32.9 million at June 30, 2005 from $23.1 million at December 31, 2004 a 42% Increase

•	Net Asset Value Per Common Share was $4.46

•	Entered into Fifteen New Strategic Alliance Agreements

PLANT CITY, FL — August 8, 2005 — UTEK Corporation (AMEX: UTK and LSE-AIM: UTKA) today announced its second quarter and six months 2005 financial results.

Quarter ended June 30, 2005 Operating Results

Income from operations (revenue) increased 32% to $2,542,797 for the three months ended June 30, 2005 from $1,925,587 for the three months ended June 30, 2004. Approximately 71% and 86% of income from operations (revenue) was received in the form of equity securities for the three months ended June 30, 2005 and June 30, 2004, respectively.

The increase in income from operations resulted from the sale of technology rights valued at $1,502,439, which was received in the form of common stock, during the period ended June 30, 2005, as compared to sales of technology rights valued at $1,406,300, which was received in the form of common stock, completed during the quarter ended June 30, 2004. In the three months ended June 30, 2005, we rendered services in connection with twenty-nine strategic alliance agreements, fifteen of which began in the three months ended June 30, 2005, as compared to eighteen strategic alliance agreements in the same period of the prior year, seven of which began during the quarter ended June 30, 2004.

The net decrease in net assets from operations (or net loss), which includes net income from operations and net realized and unrealized gains and losses on investments, was $(742,038) or $(0.10) per diluted common share outstanding for the quarter ended June 30, 2005, versus $(774,189) or $(0.14) per diluted common share outstanding for the quarter ended June 30, 2004. Net increase (decrease) in net assets resulting from operations can vary substantially from quarter to quarter primarily due to sales, the changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly comparisons of net increase in net assets resulting from operations may not be meaningful.

Six Months ended June 30, 2005 Operating Results

For the six months ended June 30, 2005, income from operations increased 118% to $5,081,326 from $2,335,686 for same period prior year. Approximately 72% and 71% of our income from operations (revenue) was received in the form of equity securities for the six months ended June 30, 2005 and 2004, respectively. Our subsidiaries, UTEK-EKMS, Inc., Pharma Transfer, Ltd. and UTEKip, Ltd., generated revenue of approximately $794,000 in the six months ended June 30, 2005. We purchased these subsidiaries subsequent to June 30, 2004 and, as a result, our results of operations for the six months ended June 30, 2004 does not reflect any income from such subsidiaries. In addition, our investment income increased by $145,000 for the six months ended June 30, 2005 as compared to June 30, 2004 as a result of a $10 million increase in our short-term investments. The increase in our short-term investments was primarily attributable to our completion of an exempt offering of shares of our common stock for $12.5 million, net of offering costs.

The net decrease in net assets from operations for the first six months of 2005 (including net income from operations and net realized and unrealized gains and losses on investments) was $(3,703,211) or $(0.53) per diluted common share outstanding for the half year ended June 30, 2005, versus an increase of $7,652,868 or $1.39 per diluted common share outstanding for the half year ended June 30, 2004. Net increase (decrease) in net assets resulting from operations can vary substantially from quarter to quarter primarily due to the changes in sales, unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly comparisons of net increase in net assets resulting from operations may not be meaningful.

Liquidity and Capital Resources

At June 30, 2005, we had cash and cash equivalents, and short-term investments of $19,606,513, total assets of $34,236,411 and net assets of $32,877,715. Our net asset value per common share was $4.46 at June 30, 2005 as compared to $3.85 at December 31, 2004. We had no long-term debt outstanding at June 30, 2005.

Recent Developments

On June 24, 2005, we were added to the Russell Microcap™ Index, which is comprised of the smallest 1,000 securities in the small-cap Russell 2000® Index plus the next 1,000 companies based on a ranking of all US equities by market capitalization.

On July 11, 2005, we completed the asset purchase of Knowledge Express Data Systems, which offers subscription access to a comprehensive information platform combining business development and technology resources with expert search and report generation. More than 40 universities and many other organizations rely on Knowledge Express Data Systems’ tools to assist them in their technology transfer efforts.

Conference Call at 10:00 a.m. EDT on August 9, 2005

UTEK will hold a live conference call on Tuesday, August 9, 2005 at 10:00 a.m. EDT to discuss its second quarter 2005 results. All interested parties are invited to attend the conference call. The dial-in number for US & Canada is 1-800-322-0079. For callers in the UK, please dial 0-800-032-3836. Other international callers, please dial 973-409-9258.

About UTEK Corporation

UTEK® is a leading, market-driven technology transfer company that enables companies to rapidly acquire innovative technologies from universities and research laboratories. UTEK facilitates the identification and acquisition of external technologies for clients in exchange for their equity securities, while allowing research institutions to receive 100% of the royalties. This unique process is called U2B®. UTEK transfers proprietary technologies with potential commercial applications to companies seeking product differentiation resulting in a strategic marketplace advantage. UTEK has operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at http://www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filing with the Securities and Exchange Commission.

UTEK Corporation

Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Investments in non-controlled affiliates (cost $21,788,932 and $18,464,518 at June 30, 2005 and December 31, 2004, respectively)	$11,720,992	$13,965,941
Cash and cash equivalents	4,447,870	3,785,873
Short-term investments	15,158,643	5,534,235
Accounts receivable, net of allowance for bad debt	246,636	189,888
Prepaid expenses and other assets	246,213	263,203
Fixed assets, net	486,025	410,440
Goodwill	1,685,092	1,517,922
Intangible assets	244,940	212,142

TOTAL ASSETS	34,236,411	25,879,644

LIABILITIES
Accrued expenses	308,883	683,272
Deferred revenue	1,049,813	788,888
Deferred income taxes	—	1,314,541

TOTAL LIABILITIES	1,358,696	2,786,701

NET ASSETS	$32,877,715	$23,092,943

Commitments and Contingencies Composition of net assets:
Common stock, $.01 par value, 19,000,000 shares authorized; 7,368,019 shares issued and outstanding at June 30, 2005 and 6,003,163 shares issued and outstanding at December 31, 2004	$73,680	$60,032
Common stock subscribed	—	—
Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Additional paid in capital	34,527,511	20,959,242
Accumulated income:
Accumulated net operating income	4,449,213	4,246,227
Net realized gain on investments, net of income taxes	631,629	490,580
Net unrealized appreciation (depreciation) of investments, net of deferred income taxes	(6,853,009)	(2,805,763)
Foreign currency translation adjustment	48,691	142,625

Net assets	$32,877,715	$23,092,943

Net asset value per share	$4.46	$3.85

UTEK Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Income from operations:
Sale of technology rights	$1,503,197	$1,406,300	$3,179,340	$1,406,300
Consulting and other services	932,001	494,370	1,734,693	906,659
Investment income, net	107,599	24,917	167,293	22,727

	2,542,797	1,925,587	5,081,326	2,335,686

Expenses:
Salaries and wages	581,996	334,086	1,019,155	511,144
Professional fees	159,701	157,045	343,773	245,194
Acquisition of technology rights	655,122	250,000	1,226,795	250,000
Sales and marketing	622,012	201,504	1,129,585	428,461
General and administrative	477,929	433,023	1,036,564	791,127

	2,496,760	1,375,658	4,755,872	2,225,926

Income before income taxes	46,037	549,929	325,454	109,760

Provision for income taxes	17,324	207,076	122,468	45,246

Net income from operations	28,713	342,853	202,986	64,514

Net realized and unrealized gains (losses):
Net realized gain on investments, net of income tax expense of $69,936 and $85,100 for the three and six months ended June 30, 2005, respectively and $212,391 and $764,252 for the three and six months ended June 30, 2004, respectively	115,916	352,028	141,049	1,266,711

Change in unrealized appreciation (depreciation) of non-controlled affiliate investments, net of deferred tax expense (benefit) of ($87,263) and ($1,522,110) for the three and six months ended June 30, 2005, respectively and ($886,342) and $3,814,608 for the three and six months ended June 30, 2004, respectively	(886,667)	(1,469,070)	(4,047,246)	6,321,643

Net increase (decrease) in net assets from operations	$(742,038)	$(774,189)	$(3,703,211)	$7,652,868

Net increase (decrease) in net assets from operations per share:
Basic	$(0.10)	$(0.14)	$(0.53)	$1.47
Diluted	$(0.10)	$(0.14)	$(0.53)	$1.39
Weighted average shares:
Basic	7,228,025	5,433,420	7,007,724	5,190,736
Diluted	7,228,025	5,433,420	7,007,724	5,500,397